Exhibit 12


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
                     CONSECO FINANCE CORP. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
              for the nine months ended September 30, 2001 and the
                          year ended December 31, 2000
                              (Dollars in millions)

                                                                      Nine months
                                                                        ended          Year ended
                                                                     September 30,    December 31,
                                                                         2001              2000
                                                                         ----              ----
Pretax loss from operations:
  Net loss........................................................    $(125.3)          $ (525.3)
  Add income tax benefit..........................................      (62.0)            (262.8)
  Add extraordinary gain on extinguishment of debt................        (.1)                -
  Add cumulative effect of accounting change......................         -                45.5
                                                                       ------           --------

     Pretax loss from operations..................................     (187.4)            (742.6)
                                                                       ------           --------

Add fixed charges:
  Interest expense................................................      936.8            1,152.4
  Portion of rental (a)...........................................        5.1                9.4
                                                                       ------           --------

     Fixed charges................................................      941.9            1,161.8
                                                                       ------           --------

     Adjusted earnings............................................    $ 754.5           $  419.2
                                                                      =======           ========

         Ratio of earnings to fixed charges.......................       (c)               (b)
                                                                         ===               ===




   (a)  Interest portion of rental is estimated to be 33 percent.

   (b) For such ratio, adjusted earnings were $742.6 million less than fixed charges. Adjusted earnings for the nine months ended September 30, 2001, included impairment and special charges of $910.0 million.

   (c) For such ratio, adjusted earnings were $187.4 million less than fixed charges. Adjusted earnings for the nine months ended
        September 30, 2001, included impairment and special charges of $403.6 million.



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